Exhibit 99.1

SurModics Reports First Quarter Results

Record Revenue and Earnings

EDEN PRAIRIE, Minnesota — January 26, 2005 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the medical device industry, today reported financial results for the first quarter ended December 31, 2004.

First Quarter Highlights:

•	Record Revenue of $14.1 million

•	R&D Revenue Growth for Fourth Consecutive Quarter

•	Operating Income of $8.6 million; Operating Margin of 61%

•	Record Net Income of $5.7 million

•	Record Diluted EPS of $.32

“SurModics is pleased to report record revenue and earnings for the first quarter,” said Dale Olseth, Chairman and CEO. “Particularly gratifying is the broad-based contribution to this growth coming from a number of our customers.”

Revenue for the first quarter of fiscal 2005 was a record $14.1 million, an increase of 16% from $12.1 million in fiscal 2004. Operating income grew 37% to a record $8.6 million, from $6.3 million in the prior-year period. Net income increased 38% to a record $5.7 million, from $4.1 million in the same period last year. Diluted earnings per share was a record $.32, compared with $.23 in fiscal 2004.

“We continue to execute on our revenue growth plan and are encouraged by the level of customer interest in SurModics’ growing portfolio of surface modification and drug delivery technologies,” said Bruce Barclay, President and COO. “We believe the continued growth in research and development revenue this quarter — the fourth consecutive quarter of sequential growth — speaks to the relevance of our technologies for our customers.”

SurModics First Quarter 2005 Results

“We are also pleased with the growth Cordis has achieved with its CYPHER stent,” Barclay continued. “Their reported sales of CYPHER of $561 million for the December quarter reflects a 28% growth sequentially from the September quarter. We are particularly delighted with their results in Japan, where we expect Cordis to have the only drug eluting stent available until the second half of 2006.”

SurModics’ pipeline continues to expand. The Company signed four new licenses in the first quarter, making good progress toward our goal of 12 new licenses for fiscal 2005. At December 31, SurModics’ customers had 80 coated products generating royalty revenue, compared with 70 in the prior-year period; the total number of licensed products not yet launched was 63, unchanged from a year ago; and major non-licensed opportunities increased to 68, from 33 a year ago. In total, the Company now has 131 potential commercial products in development with opportunities in each of the company’s four focus markets - ophthalmology, cardiovascular, neurology and orthopedics.

“We are in excellent financial condition,” said Phil Ankeny, CFO and Vice President of Business Development. “Our balance sheet remains strong, with a cash and investment balance of $61.8 million and no debt as of December 31. We are pleased with our continued progress putting the balance sheet to work. The two transactions we announced last week — our investment in OctoPlus and our acquisition of InnoRx — position us well strategically.”

Live Webcast
 SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the first quarter webcast icon. If you do not have access to the Internet and want to listen to the audio, dial 800-366-7449. A replay of the first quarter conference call, will be available by dialing 800-405-2236 and entering conference call ID 11022149. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, January 26, until 5:00 p.m. CT on Wednesday, February 2.

SurModics First Quarter 2005 Results

About SurModics, Inc.
 SurModics, Inc., a leading provider of surface modification and drug delivery solutions, licenses its proprietary technologies to medical device, diagnostics, and biotechnology companies around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

Safe Harbor for Forward Looking Statements
 Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
 Phil Ankeny, Chief Financial Officer and Vice President, Business Development (952) 829-2700

SurModics First Quarter 2005 Results

SurModics, Inc.
Statements of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2004	2003
	(Unaudited)
Revenue:
Royalties and license fees	$10,091	$8,629
Product sales	2,000	2,600
Research & development	1,978	858

Total revenue	14,069	12,087
Operating expenses:
Product	620	736
Research & development	3,355	3,271
Sales & marketing	262	418
General & administrative	1,194	1,375

Total operating expenses	5,431	5,800

Income from operations	8,638	6,287
Investment income	417	295

Income before income taxes	9,055	6,582
Income tax provision	(3,373)	(2,471)

Net income	$5,682	$4,111

Basic net income per share	$0.32	$0.24

Diluted net income per share	$0.32	$0.23

Weighted average shares outstanding
Basic	17,574	17,454
Diluted	17,950	17,766

- more -

SurModics First Quarter 2005 Results

SurModics, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	September 30,
	2004	2004
	(Unaudited)
Assets
Current assets:
Cash & investments	$13,484	$19,215
Accounts receivable	9,497	8,130
Inventories	1,105	1,040
Other current assets	1,184	1,184

Total current assets	25,270	29,569
Property & equipment, net	15,299	15,738
Long-term investments	48,349	44,088
Other assets	21,781	20,386

Total assets	$110,699	$109,781

Liabilities & Stockholders’ Equity
Total current liabilities	$6,764	$11,789
Other liabilities	3,573	3,488
Total stockholders’ equity	100,362	94,504

Total liabilities & stockholders’ equity	$110,699	$109,781

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